Document is copied.
                            ACCEPTANCE OF APPOINTMENT


I, James D. Haggard, having been appointed the president of AutoFund Servicing, Inc. (the corporation) do hereby accept said position.





         I  understand  that  pursuant  to the  bylaws of this  corporation  the
president   shall  manage  and  be  responsible   for  daily  operation  of  the
corporation's business affairs.

         That the president  shall set all  employment  policies and  practices.

         That the president is authorized to borrow money and make loans at his discretion.

         That the president is authorized to make purchases, enter into contracts, and execute any documents representing debts of any nature on behalf of the corporation.

         That the president is authorized to make any decisions, take any action, issue any action, issue any directive necessary for the transaction of the corporation's business.






Dated as of July 11, 2000.

                                                     Original signature on file
                                                     --------------------------
                                                     James D. Haggard, President